Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-38878, 333-12117, 333-29759 and 333-55901 on Form S-8 of (1) our report dated June 2, 2006 relating to the consolidated financial statements and financial statement schedules of Highwoods Properties, Inc., and (2) our report on internal control over financial reporting dated June 2, 2006 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of Highwoods Properties, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
June 2, 2006